Exhibit 4.1

AMERICAN HOMES 4 RENT

FORMED UNDER THE LAWS OF THE STATE OF MARYLAND

CLASS A COMMON SHARES

SEE REVERSE FOR CERTAIN

DEFINITIONS AND RESTRICTIONS

This Certifies that	CUSIP 02665T 306

is the record holder of	ISIN US02665T3068

FULLY PAID AND NON-ASSESSABLE CLASS A COMMON SHARES, $0.01 PAR VALUE PER SHARE, OF

AMERICAN HOMES 4 RENT

(the “Trust”), transferable on the books of the Trust by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Charter and the Bylaws of the Trust and any amendments or supplements thereto. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS, the facsimile signatures of the Trust’s duly authorized officers.

Dated:

SECRETARY - CHIEF LEGAL OFFICER	CHIEF EXECUTIVE OFFICER

IMPORTANT NOTICE

The Trust will furnish to any stockholder, on request and without charge, a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption of the shares of each class which the Trust is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class which the Trust is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of a preferred or special class which the Trust is authorized to issue in series, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of shares. Such request may be made to the Secretary of the Trust or its Transfer Agent.

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own Common Shares of the Trust in excess of 8.0% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust other than: (A) an Excepted Holder, which shall not Beneficially Own Common Shares in excess of the Excepted Holder Limit for such Excepted Holder, or (B) a Designated Investment Entity, which shall not Beneficially Own Common Shares in excess of the Designated Investment Entity Limit; (ii) no Person may Beneficially Own Preferred Shares of the Trust in excess of 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares of the Trust; (iii) no Person may Beneficially Own Equity Shares of the Trust that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Transfer any Equity Shares of the Trust if such Transfer would result in the Equity Shares of the Trust being owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code); (v) prior to the date that either (i) each outstanding class of Equity Shares of the Trust qualifies as a class of

Publicly-Offered Securities, or (ii) the Trust qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), Benefit Plan Investors shall not Beneficially Own 25.0% or more of any class of Equity Shares of the Trust, disregarding any shares held by Controlling Persons (other than Controlling Persons that are Benefit Plan Investors); and (vi) prior to the date that either (i) each outstanding class of Equity Shares of the Trust qualifies as a class of Publicly-Offered Securities or (ii) the Trust qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Transfer Equity Shares unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)). Any Person who Beneficially Owns or Transfers or attempts to Beneficially Own Equity Shares of the Trust which causes or will cause a Person to Beneficially Own Equity Shares of the Trust in excess or in violation of the above limitations must immediately notify the Trust. If certain of the restrictions on Transfer or ownership above are violated, the Equity Shares of the Trust represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may take other actions, including redeeming Equity Shares upon the terms and conditions specified by the Board of Trustees in its sole and absolute discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own Equity Shares in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Equity Shares. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its Principal Office.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- - -	as tenants in common as tenants by the entireties as joint tenants with right of survivorship and not as tenants in common	UNIT GIFT MIN ACT	-		Custodian
					(Cust)		(Minor)
under Uniform Gifts to Minors
Act
(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, _________________________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

    of the states represented by the within Certificate and do/es hereby irrevocably constitute and appoint

Attorney
to transfer the said shares on the books of the within-named Trust with full power of substitution on the premises.

Dated

X

X
SIGNATURE(S) GUARANTEED:	NOTICE:	THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

BY

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION

(Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN

APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.